Exhibit 10.1

EXELIXIS, INC.
ANNUAL CASH BONUS COMPENSATION PLAN FOR EXECUTIVES
1.    PURPOSE
The Exelixis, Inc. Annual Cash Bonus Compensation Plan for Executives (the “Plan”) is designed to guide the consideration and provision, if warranted, of annual cash bonuses to members of the senior management team at Exelixis, Inc. (the “Company”). The Plan is intended to provide such individuals with incentives and rewards for working to achieve outstanding performance against their pre-defined performance objectives and to enhance the ability of the Company and its affiliates to attract and retain highly talented individuals.
2.    ADMINISTRATION
The Plan will be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”). The Committee will have the sole discretion and authority to administer and interpret the Plan, and the decisions of the Committee will in every case be final and binding on all persons having an interest in the Plan.
3.    PLAN YEAR
For purposes of the Plan, the Company’s fiscal year will be the “Plan Year”, and the Plan will first apply to the Plan Year commencing on January 1, 2018.
4.    ELIGIBILITY
(a)    Participation
In order to be eligible to participate in the Plan for any Plan Year and be considered a “Participant” for such Plan Year, an individual must be (as of the first day of such Plan Year) or become (as of any later date during such Plan Year) (i) an “officer” of the Company or any of its affiliates (within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and Rule 16a-1 thereunder) (a “Section 16 Officer”) or (ii) an Executive Vice President of the Company or any of its affiliates (an “EVP”), and in each such case, such participation will be effective as of such first day or such later date during such Plan Year, as applicable.
Any other individual who is employed by the Company or any of its affiliates may become a Participant if such individual is specifically so designated in writing by the Committee, and in such case, such participation will be effective as of the date specified by the Committee.
For each Plan Year, each Participant will be granted an opportunity to receive a future payment under the Plan (an “Award”) for such Plan Year, the amount and payment of which is (i) contingent upon achievement of the applicable performance goals established by the Committee (as described in Section 5(b)) and (ii) subject to the terms and conditions of the Plan (including, but not limited to, Section 5(d)).
(b)    Award Payments
Except as otherwise provided (i) in any other written plan or policy maintained by the Company or any of its affiliates, (ii) in a written, binding agreement between a Participant and the Company or any of its affiliates, or (iii) by the Committee, in order to be eligible to receive payment of an Award for any Plan Year, a Participant must meet the following criteria: (A) continue to be a Section 16 Officer or an EVP (or other applicable level if such individual became a Participant through a specific designation by the Committee) from the date his or her participation in the Plan commences for such Plan Year through the date that Awards for such Plan Year are paid under the Plan; and (B) comply with any rules of the Plan established by the Committee.

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5.    METHOD FOR ESTABLISHING AND DETERMINING AWARDS
(a)    Establishment of Target Awards
For each Plan Year, the Committee will establish the following for each Participant: (i) a target award opportunity under the Plan (“Target Award”), expressed either as a percentage of such Participant’s Base Salary or as a set dollar amount, and which may be specified by individual name and/or position or level; (ii) the percentage of such Target Award attributable to corporate performance goals; and (iii) the percentage of such Target Award attributable to individual performance goals, if applicable. The Committee will make such determinations under this Section 5(a) at the times and in the manner determined appropriate in its sole discretion and is not obligated to treat all Participants similarly.
Notwithstanding the foregoing, if a Participant’s employment agreement or offer letter agreement with the Company or any of its affiliates provides for a greater target award opportunity than such Participant’s Target Award for any Plan Year, then for purposes of the Plan, such greater target award opportunity will be deemed to be such Participant’s Target Award for such Plan Year.
If a Participant is promoted to a position or level with a greater Target Award during any Plan Year, such Participant’s Award will be calculated on a pro rata basis, based on his or her time in each position or level during such Plan Year and the applicable performance goals for such positions or levels for such Plan Year.
For purposes of the Plan, “Base Salary” for a Participant means the total amount of base salary or base pay earned by such Participant during the applicable Plan Year while such individual is a Participant. Base Salary does not include any bonuses, commissions or other incentive compensation, amounts received or otherwise recognized in connection with equity awards, expense reimbursements, relocation payments, overtime or shift differential payments, contributions made by the Company or any of its affiliates under any employee benefit plan, the value of any employee benefits or perquisites paid for by the Company or any of its affiliates, or any other similar items of compensation. Base Salary will be determined before any deductions for taxes or benefits and deferrals of compensation pursuant to any plan sponsored by the Company or any of its affiliates.
(b)    Establishment of Performance Goals
For each Plan Year, the Committee will establish the following: (i) one or more corporate performance goals for such Plan Year; (ii) one or more individual performance goals for each Participant for such Plan Year, if applicable; (iii) the relative weights, if any, of such corporate and/or individual performance goals; and (iv) such other terms and conditions of the Award, if any, the Committee determines appropriate in its discretion (and in accordance with the terms of the Plan). The Committee will make such determinations under this Section 5(b) at the times and in the manner determined appropriate in its sole discretion and is not obligated to treat all Participants similarly.
For each Plan Year, the corporate performance goals may be based on criteria such as the following: sales or commercial goals; research, development and clinical activities; financial metrics, including revenue, cash flow and net income, cash balance, operating expenses and stock price performance; hiring, retention, development of plans and other operational goals; commercial, clinical and strategic collaborations and alliance management; acquisitions and licensing or partnering transactions; manufacturing and supply goals; quality goals; regulatory goals; and government affairs and public policy goals.
For each Plan Year, the individual performance goals for a Participant may be based on such Participant’s contributions toward the achievement of the corporate performance goals for such Plan Year, department goals for such Participant’s area of accountability or responsibility, or other individual goals derived from or related to the corporate performance goals for such Plan Year.

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(c)    Evaluation of Performance Results
Following the end of each Plan Year, the Committee will (i) determine whether (and to what extent) the Company has achieved the corporate performance goals established for such Plan Year pursuant to Section 5(b), with such level of achievement to be expressed as a percentage, taking into account any relative weighting of such performance goals (the “Corporate Performance Percentage”), and (ii) determine whether to accept or modify the recommendations of the President and Chief Executive Officer of the Company (the “CEO”) as to the level of achievement of each Participant’s individual performance goals (except for the CEO’s individual performance goals, if any) established for such Plan Year pursuant to Section 5(b), and determine the level of achievement of the CEO’s individual performance goals, if any, established for such Plan Year pursuant to Section 5(b), in each case with such level of achievement to be expressed as a percentage (the “Individual Performance Percentage”).
For each Plan Year, the Corporate Performance Percentage and/or the Individual Performance Percentage for any Participant may exceed 100% in the event the Company or such Participant exceeds the targeted level of achievement of the applicable goals for such Plan Year, provided that in no event may such Corporate Performance Percentage or Individual Performance Percentage exceed 200%.
(d)    Determination of Actual Awards
For each Plan Year, the Committee will determine the amount of any actual Award for each Participant (which may be below, at or above such Participant’s Target Award for such Plan Year), based on the following: (i) such Participant’s Target Award for such Plan Year; (ii) the percentage of such Target Award attributable to corporate performance goals; (iii) the percentage of such Target Award attributable to individual performance goals, if applicable; (iv) the Corporate Performance Percentage for such Plan Year; and (v) the Individual Performance Percentage for such Participant for such Plan Year, if applicable.
Notwithstanding the foregoing, the Committee will have the discretion to reduce the amount of any actual Award below the amount calculated under the terms of the Plan and may take into consideration such other factors as it determines appropriate, in its sole discretion, in determining the amount of any actual Award for any Participant. Awards will additionally be subject to any maximum limitation approved by the Committee for the applicable Plan Year.
6.    PAYMENT OF AWARDS
Following, and subject to, the Committee’s determination of actual Awards for a Plan Year pursuant to Section 5(d), the Committee will approve the payment of Awards for such Plan Year. The payment of Awards under the Plan will be made as soon as practicable after such approval, but in no event later than 2½ months following the end of the Plan Year with respect to which Awards are being paid.
All Awards under the Plan will be paid in the form of cash or, if approved by the Committee, a Stock Award (as defined in the Exelixis, Inc. 2017 Equity Incentive Plan) (the “EIP”) or any similar award under any other applicable equity incentive plan adopted by the Company. The terms and conditions of any such Stock Award (or similar award) will be determined by the Committee in its sole discretion.
7.    MISCELLANEOUS
(a)    Withholding of Compensation. The Company (or its affiliate, if applicable) will deduct and withhold from any amounts payable to Participants under the Plan any amounts required to be deducted and withheld by the Company (or its affiliate, if applicable) under the provisions of any applicable federal, state, local or foreign statute, law, regulation, ordinance or order. The Company and its affiliates reserve the right to require a Participant to satisfy such deduction and withholding obligation in such manner as specified by the Company (or its affiliate, if applicable) under applicable law in the event that amounts payable to Participants under the Plan are not paid in the form of cash.

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(b)    Plan Funding. The Plan will be unfunded. Nothing contained in the Plan will be deemed to require the Company or any of its affiliates to deposit, invest or set aside amounts for the payment of any Awards under the Plan.
(c)    Amendment or Termination of the Plan. The Plan may be amended or terminated at any time by the Committee.
(d)    No Guarantee of Continued Service. The Plan will not confer any rights upon an employee to remain in service with the Company or any of its affiliates for any specific duration or interfere with or otherwise restrict in any way the rights of the Company or any of its affiliates to terminate an employee’s service with the Company (or its affiliate, if applicable) for any reason, with or without cause or notice.
(e)    No Assignment or Transfer. None of the rights, benefits, obligations or duties under the Plan may be assigned or transferred by any employee or Participant. Any purported assignment or transfer by any employee or Participant will be void. Participation in the Plan does not give any individual any ownership, security, or other rights in any assets of the Company or any of its affiliates.
(f)    Validity. In the event any provision of the Plan is held invalid, void, or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provision of the Plan.
(g)    Governing Documents. Each Award under the Plan will be governed by the provisions of the Plan as set forth herein. The Plan contains the entire agreement between the Company (and its affiliate, if applicable) and each Participant on this subject, and supersedes all prior bonus compensation plans or programs of the Company or any of its affiliates and all other previous oral or written statements regarding any such bonus compensation plans or programs.
(h)    Clawback/Recovery. All Awards and payouts under the Plan will be subject to recoupment in accordance with any clawback policy that the Company or any of its affiliates is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Committee may impose such other clawback, recovery or recoupment provisions in an individual written agreement with the Participant as the Committee determines necessary or appropriate, including but not limited to a reacquisition right in respect of a previous payment under the Plan upon the occurrence of an event constituting “Cause” (as defined in the EIP) or any similar term under any other applicable equity incentive plan adopted by the Company. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any of its affiliates.
(i)    Governing Law. The rights and obligations of any employee under the Plan will be governed by and interpreted, construed and enforced in accordance with the laws of the State of California without regard to its or any other jurisdiction’s conflicts of laws principles.

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